Filed Pursuant to Rule 433

Registration No. 333-166755

March 5, 2013

Burlington Northern Santa Fe, LLC

$700,000,000 3.00% Debentures due 2023

$800,000,000 4.45% Debentures due 2043

Final Term Sheet

Issuer:	Burlington Northern Santa Fe, LLC

Ratings (Moody’s /S&P)*:	A3 (stable) / BBB+ (stable)

Note Type:	Senior Unsecured Debentures

Offering Format:	SEC Registered

Trade Date:	March 5, 2013

Settlement Date**:	March 12, 2013 (T+5)

Maturity Date:	2023 Debentures – March 15, 2023
2043 Debentures – March 15, 2043

Final Terms

Principal Amount:	$700,000,000 aggregate principal amount of the 3.00% Debentures due 2023 (“2023 Debentures”) and $800,000,000 aggregate principal amount of the 4.45% Debentures due 2043 (“2043 Debentures”)

Benchmark Treasury:	2023 Debentures – UST 2.00% due February 15, 2023
2043 Debentures – UST 2.75% due November 15, 2042

Benchmark Treasury Yield:	2023 Debentures – 1.900% 2043 Debentures – 3.121%

Re-offer Spread:	2023 Debentures – T + 110 bps
2043 Debentures – T + 133 bps

Re-offer Yield:	2023 Debentures – 3.000%
2043 Debentures – 4.451%

Coupon:	2023 Debentures – 3.00%
2043 Debentures – 4.45%

Price to Public:	2023 Debentures – 100.00%
2043 Debentures – 99.983%

Coupon Dates:	2023 Debentures – March 15 and September 15

2043 Debentures – March 15 and September 15

First Coupon Date:	2023 Debentures – September 15, 2013
2043 Debentures – September 15, 2013

Make Whole Call:	2023 Debentures – T + 20 bps (at any time before December 15, 2022)
2043 Debentures – T + 25 bps (at any time before September 15, 2042)

Par Call:	2023 Debentures – At any time on or after December 15, 2022
2043 Debentures – At any time on or after September 15, 2042

Day Count Convention:	30/360

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	2023 Debentures – 12189L AM3 / US12189LAM37
2043 Debentures – 12189L AN1 / US12189LAN10

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:	BMO Capital Markets Corp. The Williams Capital Group, L.P.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** We expect to deliver the Debentures against payment therefor in New York City on or about March 12, 2013, which will be the fifth business day following the date of the prospectus supplement and of the pricing of the Debentures. Under Rule 15c6-l of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Debentures on the pricing date or the next succeeding business day will be required by virtue of the fact that the Debentures initially will settle in five business days (T+5) to specify alternative settlement arrangements to prevent failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, or calling Morgan Stanley & Co. LLC at (866) 718-1649 or calling or emailing Wells Fargo Securities, LLC at (800) 326-5897 or cmclientsupport@wellsfargo.com.